Exhibit 99.1

1001 Louisiana St., Suite 2900

Houston, TX 77002

NYSE: SPN

FOR FURTHER INFORMATION CONTACT:

Paul Vincent, VP of Investor Relations, (713) 654-2200

SUPERIOR ENERGY SERVICES ANNOUNCES

RESULTS OF 2019 ANNUAL MEETING

HOUSTON, June 7, 2019 – Superior Energy Services, Inc. (the Company) today announced the results of its 2019 Annual Meeting of Stockholders held on June 6, 2019 in Houston (Annual Meeting).

The stockholders elected David D. Dunlap, James M. Funk, Terence E. Hall, Peter D. Kinnear, Janiece M. Longoria, Michael M. McShane, and W. Matt Ralls to serve as directors until the 2020 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified to hold office.

After serving with dedication and distinction as a member of the Company’s Board since 2006, Harold J. Bouillon retired at the Company’s Annual Meeting. As part of the Company’s ongoing commitment to ensure that its Board is comprised of diverse perspectives and experiences, the Nominating and Corporate Governance Committee continues to search for a qualified candidate to enhance the skills and diversity of its Board to replace Mr. Bouillion. Until then, the Board determined to reduce its size to seven directors until a qualified candidate can be found.

At the recommendation of its Nominating and Corporate Governance Committee, the Company’s Board of Directors also approved the election of James M. Funk to maintain his position as lead director until the next annual meeting.

In addition to electing directors, the stockholders approved an advisory vote on the 2018 compensation of the Company’s named executive officers and ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

About Superior Energy Services

Superior Energy Services (NYSE:SPN) serves the drilling, completion and production-related needs of oil and gas companies worldwide through a diversified portfolio of specialized oilfield services and equipment that are used throughout the economic life cycle of oil and gas wells. For more information, visit: www.superiorenergy.com.

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